Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports First Quarter 2020 Financial Results

PHILADELPHIA, PA - May 7, 2020 - (GLOBE NEWSWIRE) - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), the global leader in managing construction risk, announced today that it has filed its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2020. This release will be followed by a conference call on May 8, 2020 at 9:00 am EDT with Hill Chief Executive Officer Raouf Ghali and Senior Vice President and Chief Financial Officer Todd Weintraub.

Mr. Ghali commented, "Our first priority is the health and safety of all our stakeholders. To this end, we took a number of actions in response to the COVID-19 global pandemic, including work from home directives and cost saving initiatives. To date, the pandemic has not had a significant impact on our results. While we incurred a net loss of $6.6 million due in large part to unrealized FX losses and accelerated amortization of a leasehold improvement, our adjusted EBITDA for the quarter was $3.2 million, a 36.9% increase compared to last year’s number. At present, approximately 95% of our billable employees continue to service ongoing projects, for which their services have been deemed essential. New bookings were impacted during the quarter as customers focused on their existing operations and, as a consequence, we are withdrawing our CFR guidance provided last quarter. We took a number of actions to reduce our SG&A for 2020, including more than $10.0 million of cost reduction compared to our original plan. I look forward to providing further details of our actions taken, our first quarter performance and our current outlook during our call."

First Quarter Financial Results

Hill's consulting fee revenue ("CFR") was $77.2 million for the quarter ended March 31, 2020, compared to $79.0 million for the quarter ended March 31, 2019. Although the pandemic has not had a significant impact on its business to date, the Company is rescinding its previous guidance of $330.0 million through $350.0 million of CFR for 2020 due to the related uncertainty.

Net loss attributable to Hill was $6.6 million for the quarter ended March 31, 2020, compared to a net loss attributable to Hill of $2.1 million for the quarter ended March 31, 2019. Unrealized foreign currency exchange losses of $4.1 million, a $1.6 million write off of leasehold improvements related to the sublease of a portion of the Company's corporate headquarters as part of its cost reduction initiatives and share-based compensation of $0.4 million, all non-cash items, were the primary reasons for the net loss in 2020. Adjusted net loss, which is defined below and is not a measure under U.S. generally accepted accounting principles ("GAAP"), was $0.5 million and $2.2 million for the quarters ended March 31, 2020 and 2019, respectively (see reconciliation of adjusted net loss in the table below).

The Company’s operating loss for the quarter ended March 31, 2020 was $3.9 million, compared to operating profit of $0.5 million during the same period in the prior year. The operating loss in 2020 was primarily due to the same items impacting net loss, as discussed above. Adjusted operating profit (which is a non-GAAP measure; see definition below) was $2.2 million and $0.4 million for the quarters ended March 31, 2020 and 2019, respectively (see reconciliation of adjusted operating profit in the table below).

Mr. Weintraub added, “The Company continued its recovery with its fifth consecutive quarter of positive adjusted EBITDA and further reduced operating costs in response to the uncertainty caused by the global pandemic. Our liquidity is sufficient with approximately $23 million of cash and undrawn credit available at April 30. We are also looking at funding from the Main Street Lending Program to further increase our flexibility.”

Selling, general, and administrative ("SG&A") expenses were $32.1 million and $31.3 million in the quarters ended March 31, 2020 and March 31, 2019, respectively. SG&A was negatively impacted during the quarter ended March 31, 2020 by the same items impacting net and operating losses, as discussed above, totaling $6.1 million.

Adjusted EBITDA (which is a non-GAAP measure; see definition below), which excludes certain effects of the SG&A items specified above, improved 36.9% to $3.2 million for the quarter ended March 31, 2020, compared to $2.4 million for the quarter ended March 31, 2019 (see reconciliation of EBITDA and adjusted EBITDA in the table below).

Net cash used in operating activities for the quarter ended March 31, 2020 was $10.9 million, compared to net cash provided by operating activities of $8.5 million in the quarter ended March 31, 2019. The Company believes a number of clients' payments to them that would have normally been received in March were delayed due to the pandemic. Collections to-date during the second quarter have returned to normal levels. The Company's unrestricted cash increased to approximately $19.0 million at April 30, 2020 from $16.1 million at March 31, 2020. The Company also had approximately $3.8 million in available and undrawn credit facilities at April 30, 2020, an increase from $2.8 million at March 31, 2020.

Backlog (which is a non-GAAP measure; see definition below) decreased to $753.1 million at March 31, 2020, or 7.2%, from December 31, 2019, due primarily to lower than expected bookings and higher than normal reductions during the quarter ended March 31, 2020, as the awarding on many projects was deferred and certain projects scheduled for 2020 were canceled because of the impact of COVID-19.

Non-GAAP Measures

The following measures below are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP") and should be considered in addition to and not as a substitute for, or superior to, the related measure of performance prepared in accordance with GAAP.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Adjusted Operating Profit (Loss)

Adjusted operating profit (loss) is operating profit (loss), adjusted to exclude non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted operating profit (loss) is useful to investors and other external users of Hill's financial statements as a measure of a company's core ongoing operations, without regard to non-cash activity.

EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance and its ability to generate cash flow from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below) and non-cash items such as unrealized foreign currency exchange losses (benefit) and share-based compensation expense.

Adjusted Net Income (Loss) Attributable to Hill

Adjusted net income (loss) attributable to Hill is net income (loss) attributable to Hill, adjusted to exclude non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted net income (loss) attributable to Hill is useful to investors and other external users of Hill's financial statements as a measure of a company's operating performance, without regard to non-cash activity.

The following table includes a reconciliation of these non-GAAP measures to its most directly comparable GAAP measure:

	Three Months Ended March 31,
	2020	2019
(in thousands)
Operating (loss) profit	(3,865)	539
Adjustments to operating (loss) profit
Share-based compensation	399	241
Unrealized foreign currency exchange loss (benefit)	4,103	(352)
Write-off of leasehold improvements (1)	1,582	—
Adjusted operating profit	$2,219	$428

Net loss	(6,422)	(2,068)
Less: net earnings - non-controlling interests	159	67
Net loss attributable to Hill International, Inc.	$(6,581)	$(2,135)
Adjustments to net loss attributable to Hill International, Inc.
Interest and related financing fees, net	1,299	1,512
Income tax expense	1,603	1,095
Depreciation and amortization expense (1)	2,424	791
EBITDA	$(1,255)	$1,263
Adjustments to EBITDA:
PIP and other one-time costs	—	1,218
Share-based compensation	399	241
Unrealized foreign currency exchange loss (benefit)	4,103	(352)
Adjusted EBITDA	$3,247	$2,370

Adjustments to net loss attributable to Hill International, Inc.
Share-based compensation	399	241
Unrealized foreign currency exchange loss (benefit)	4,103	(352)
Write-off of leasehold improvements (1)	1,582	—
Adjusted net loss	$(497)	$(2,246)
(1) The write-off of leasehold improvements that was incurred as a result of the sublease of the Company's corporate headquarters as part of its cost reduction initiatives was included in depreciation and amortization expense and is reflected in SG&A in the Company's consolidated statements of operations.

Conference Call

Mr. Ghali, and Mr. Weintraub will host a conference call on May 8, 2020 at 9:00 am EDT to discuss the results.

Interested parties may participate in the call by dialing (877) 511-3236 (Domestic) or (786) 815-8670 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International Conference Call. To listen to the live call online, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com and click on “Financial Information,” and then “Conferences and Calls.” Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived on Hill’s website and accessible for approximately 90 days.

About Hill International

Hill International, with approximately 2,700 professionals in more than 55 offices worldwide, provides program management, project management, construction management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth-largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties, including but not limited to the effects of any continued spread of the COVID-19 virus or effects of decreased oil and gas prices. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
Elizabeth J. Zipf, LEED AP BD+C
Senior Vice President, Global Marketing and Communications
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
Tel:  215-309-7707
elizabethzipf@hillintl.com

Hill International, Inc.
Todd Weintraub
Senior Vice President and Chief Financial Officer
(215) 309-7951
toddweintraub@hillintl.com

(HIL-G)